Exhibit 10.4

AGREEMENT

This AGREEMENT dated this 5th day of October, 2006

BETWEEN:

PACIFIC COPPER CORP.
1226 White Oaks Blvd., Suite 10A
Oakville, Ontario L6H 2B9
Phone (905) 845-1839, Fax (905) 845-6415

(herein called "the Company")
OF THE FIRST PART

And:

KENDRICK DRILLING SERVICES
6107 Chilliwack River Rd.
Chilliwack BC V2R 4M3
Phone (604) 824-2871, Fax (604) 824-2861

(herein called "the Contractor")
OF THE SECOND PART

WHEREAS the Company is the owner of or is otherwise ell entitled to enter upon and explore mining property near the town of Mazama, Washington.

NOW THERFORE THIS AGREEMENT WITNESSETH that for and in consideration of the presents, the parties here to agree as follows:

1.	The Company and the Contactor have agreed that all prices quoted blow are in United States Funds.

2.	Total cost of mobilization from point of origin (Chilliwack, BC) to the staging area will be $2,500.00.

3.	The Contractor will diamond drill or cause to be diamond drilled not less than 1,500 feet upon the claims at drill sites to be selected be the Company.

4.	The Contactor will commence drilling on a date agreed upon by the contractor and the Company.

5.	The work under this Agreement will be continued with one, eight to twelve hour shifts per day, or such schedule as the Contractor can maintain, with reasonable diligence until completed.

6.	All holes shall be drilled producing B.Q. or B.T.W. wire line size core.

7.	The dip of all hopes shall be minus 45 degrees or steeper unless otherwise agreed by both parties.

8.	The Contractor does not guarantee the direction of the hole beyond the collar nor guarantee to drill any hole to any specified depth.

9.	Measurements of all holes shall be made form the top of the casing.

10.	The Company shall pay for regular core drilling at the following rates;

Core Drilling	B.Q. or B.T.W.
0 - 500 feet	$30.00
500 - 1,000	$33.00

11.	The Company agrees to pay for the following operations on a field cost basis at the rate of $40.00 per man-hour.

a.
Penetrating Overburden: The price per foot for the drilling overburden shall be $30.00 per foot, from 0 -30' and then the Company shall pay the Contractor at field cost for drilling in overburden below such depth, plus diamonds and materials used. Lost casing will be charged to the Company at cost and replaced.

b.	Moving to the first hole and subsequent moves between holes, placing and removing casing. Moving from property and to property during the time of the contract.

c.	Putting in, removing and maintaining water lines.

12.	All Field materials consumed will be charged out at cost plus .10%.

13.	Moving between drill holes will be charged to the Company at $40.00 per man hour. Machine rental will not be chargeable while moving between drill bolus.

14.	Standby time caused by the Company will he chargeable at $40.00 per hour. Standby time caused by machine breakdown, or lack of drill supplies and equipment will be at the Contractors expense.

15.
It is agreed that the Company's engineer or project manager and the Contractor's foreman will sign the foreman's daily report. It is further agreed that the cost items on the signed daily reports will be invoiced to and paid for by the Company.

16.
The Contractor agrees, at its own expense, to comply with all requirements of the Worker's Compensation Act, Employment Insurance Act, Hours of Work and Vacations with Pay Act, and generally all Federal and State Acts and Regulations applicable to the Contractor's operations.

17.	The Contractor will supply fuel, gas and oil for the drills and pump.

18.
Upon completion of work herein contracted to be performed, the Contractor shall have the right to remove within a reasonable length of time all temporary buildings and other fixture, including trade fixtures, machinery, equipment and appliances placed by the Contractor upon such lands.

19.	The Contractor will supply drilling mud and additives, if required, with no cost to the Company.

20.	The Company and Contractor herby agree,

a.
Should cavities, loose or caving ground or excessive water flows he encountered in a hole so that farther drilling in the ho1e is deemed impracticable, the hole may be, by mutual consent, abandoned and the Contractor be paid at rates so specified herein for all the footage completed in that hole. However, should the Company request that farther work be carried out in the hole beyond this point, then the Contractor shall continue work in the hole but continuing work will be at Field Costs Rates plus diamond products cost.

b.
The Company shall provide, at no cost to the Contactor, all " rights of way" ingress and egress to all lands that may be required to enable the Contractor to carry out the work as specified. The Contractor shall be permitted to cut and fell any timber on the Company's property as may be required in the course of the work hereunder only with specific Company authorization, and the Company shall indemnify and save harmless the Contactor from any assessment for stumpage or other charges of every kind and nature.

21.
The Contractor will not give out any information regarding drill results or permit access to any drill core to any person other than the Company's accredited representative except upon specific permission of responsible officials of the Company.

22.	The Contractor shall comply with all the laws, rules, ordinances, safety and other regulations bearing upon the contract of the work and shall bear all costs arising from any violation thereof.

23.
The Contractor shall at all times keep all parts of the work site in a neat and orderly condition. The Contractor shall remove all rubbish as fast as it accumulates. Upon completion of the work, the Contractor shall remove all excess materials, equipment and rubbish from the camp and drill areas. The Contractor shall do everything necessary to leave the entire .premises in a clean, neat and presentable condition.

24.	Bit - If the diamond cost is over $ 2.00 per foot, the Company agrees to pay the Contractor the additional cost.

25.	Damages and Liability:

a.
The Contractor shall continuously maintain adequate protection of all the work for damage and shall protect the Company's property from injury or loss arising in connection with this contract. The Contractor shall be responsible for any such damage, injury or loss to property, except such as may be directly caused by the agents or employees of the Company.

b.
The Contractor assumes all liability and indemnifies the Company against liability or damages to the Contractor's employees or to any other person or persons, incident to or relating from the operations of the Contractor hereunder. The Contractor specifically represents that in performing its obligations under this contract; its status is that of an Independent Contractor and that its employees and the employees of the subcontractor's are not the employees of the Company for any purpose whatsoever.

26.
The Company agrees to pay the contractor the sum of $10,000 US. Upon signing of this agreement, receipt of which is hereby acknowledged by the Contractor, and further agrees to advance a further $5,000.00 upon commencement of drilling.

27.	Special conditions;

a. The Company will provide:

1)Roads, access and drill sites

2)Room and board for drill crew

3)All required permits

4)Payments guarantee

5) Core boxes, cement and lost circulation of consumed material will be charged  at our published list price plus 15% for handling and transportation to the, job site.  (list to be provided)

6)Supply water from supply source to drill site, (Water truck, Labor, pipe, pumping, hose or whatever is necessary to maintain an adequate supply of water  to keep drilling) WATER TRUCK will be charged at the rate of $450.00 per  month for a two wheel drive truck plus 50 cents per mile, or third party invoice plus 10% handling for outside rental. Water to be handled by Contractor  from your source of supply. If a driver is required, he will be charged at a rate of  $100.00 per 10 hours shift. Our intentions are to use the drill helper as a driver as long as it does not interfere with the drilling operations.

7) Minimum Standby time of 4 hours at $30 00 per hour will be charged for water  delays.

b. The Contractor will provide:

1. Qualified drillers/helpers as required

2. A Hydra Core Diamond Drill

3. All rod, casing, core barrels, diamond bit and shells, pumps, tanks and drilling  tools.

28.
Contractors invoice shall be submitted every 7 days in accordance with the daily reports after approval of the Company’s representative on site. Payment will be wired to the location specified on the invoice. Payment will be due upon receipt of the invoice and payable to the Contractor. All invoices unpaid after 30 days will be subject to a 2% monthly charge.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF the parties have executed these presents as of the day and year first above written.

PACIFIC COPPER CORP.

By:	/s/ Stafford Kelley

Its:	Secretary

KENDRICK DRILLING SERVICES
By:	/s/ Arnold Kendrick

Its: